Exhibit 10.31

DYNEGY INC.

EXECUTIVE SEVERANCE PAY PLAN

(As Amended and Restated Effective January 1, 2008)

I.	INTRODUCTION

Dynegy Inc., an Illinois corporation (“Dynegy Illinois”), and its participating subsidiaries and affiliated entities originally established the Dynegy Inc. Executive Severance Pay Plan effective as of November 7, 2001, to provide severance benefits for certain eligible employees whose employment is terminated involuntarily under certain conditions. Dynegy Illinois amended such Plan in certain respects and restated it effective February 1, 2005.

Effective immediately after the merger of the LS Power entities and Dynegy Illinois, Dynegy Illinois withdrew as the sponsor of such Plan and a newly-formed Delaware corporation named “Dynegy Inc.” (“Dynegy Inc.”) adopted and assumed the sponsorship of such Plan.

Dynegy Inc. hereby amends and restates the Dynegy Inc. Executive Severance Pay Plan, effective January 1, 2008 (the “Executive Plan”), to make such modifications as are necessary to comply with Section 409A of the Code (to the extent that the particular benefit provided under the Executive Plan is subject to Code Section 409A) as well as other necessary and desirable changes; provided, however, that this amendment and restatement of the Executive Plan is not intended to amend or otherwise modify any supplement specifically referring to the Executive Plan that is effective as of the Effective Date and any such supplement shall remain effective in accordance with its terms on and after the Effective Date. As of January 1, 2008, unless an employee is covered by an agreement or plan recognized and administered by the Company, the only Company severance benefits for employees eligible to participate in the Executive Plan are those offered under the Executive Plan, as amended and restated January 1, 2008, together with any amendments thereto, and any supplement specifically referring to the Executive Plan that is effective on or after January 1, 2008.

II.	DEFINITIONS

When used herein, the following words shall have the following meanings unless the context clearly indicates otherwise:

“Base Salary” means the regular base salary of the Covered Employee but excluding all bonuses, expense reimbursements, benefits paid under any plan maintained by the Company and all equity awards of any type.

“Cause” means (A) for the Chief Executive Officer (1) refusal to implement or adhere to lawful policies or lawful directives of the Board of Directors of Dynegy Inc.; (2) engaging in conduct which is materially injurious (monetarily or otherwise) to the Company or any of its affiliates (including, without limitation, misuse of the Company’s or an affiliate’s funds or other property); (3) misconduct or dishonesty directly related to the performance of the Chief Executive Officer’s duties for the Company or gross negligence in the performance of the Chief Executive Officer’s duties for the Company; (4) conviction (or entering into a plea bargain admitting criminal guilt) in any criminal proceeding involving a felony or a crime of moral turpitude; (5) drug or alcohol abuse; or (6) continued failure to perform the Chief Executive Officer’s duties which is not cured within ten (10) days after written notice is provided to the Chief Executive Officer by Dynegy Inc., or (B) for all other Covered Employees, (1) conviction of a misdemeanor involving moral turpitude or a felony, (2) engaging in conduct which is materially injurious (monetarily or otherwise) to the Company or any of its affiliates (including, without limitation, misuse of the Company’s or an affiliate’s funds or other property), (3) engaging in misconduct in the performance of the Covered Employee’s duties, (4) refusal without proper legal reason to perform the Covered Employee’s duties, (5) breach of any provision of any agreement between the Company and the Covered Employee, (6) breach of any corporate policy maintained and established by the Company that is of general applicability to its employees; or (7) other failure of Covered Employee to meet satisfactorily the standards of his or her position.

“Change in Control Period” means the period of time during which a Covered Employee may be eligible to receive change in control severance benefits under a plan or agreement covering such Covered Employee that is sponsored by Dynegy Inc. or its successor.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Dynegy Inc. and each of its subsidiaries and affiliated entities that participate in the Executive Plan. The participating subsidiaries and affiliated entities are listed on Attachment A to the Executive Plan.

“Covered Employee” means an employee of the Company if he or she has the title of “Managing Director” or above.

“Disability” means that the Covered Employee is determined under the long term disability plan sponsored by the Company that covers the Covered Employee to have a disability that entitles him or her to benefits under that plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Effective Date” means January 1, 2008.

“Executive Plan” means the Dynegy Inc. Executive Severance Pay Plan, amended and restated January 1, 2008.

“Involuntary Termination” means (A) termination of employment by the Company outside of a Change in Control Period for reasons other than death, Disability or Cause or (B) Termination for Good Reason by the Covered Employee outside of a Change in Control Period.

“Good Reason” means the occurrence, without the Covered Employee’s express written consent, of a material diminution in his or her Base Salary.

“Month of Base Pay” means a Covered Employee’s monthly rate of pay, excluding overtime, bonuses, commissions, premium pay, employee benefits, expense reimbursements and similar amounts.

“Notice of Termination for Good Reason” means a notice that shall indicate the specific termination provision or provisions of the Executive Plan relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for

Good Reason. The failure to set forth in the Notice of Termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any right hereunder or preclude asserting such fact or circumstance in enforcing his or her rights hereunder. The Notice of Termination for Good Reason shall provide for a date of termination not less than thirty (30) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given.

“Plan Administrator” means the Dynegy Inc. Benefit Plans Committee.

“Plan Year” means the twelve-month period beginning each January 1st.

“Severance Period” means the number of months for which a Covered Employee receives severance pay under the Executive Plan, as determined under Section IV(A).

“Specified Employee” means a Covered Employee who is a specified employee within the meaning of Treasury Regulation Section 1.409A-1(i).

“Specified Employee Effective Date” means the April 1st next following a Specified Employee Identification Date.

“Specified Employee Identification Date” means December 31st of each Plan Year.

“Successor Company” means any entity that assumes operations or functions formerly carried out by the Company (such as the buyer of a facility, asset or division or any entity to which a Company operation or function has been outsourced); any affiliate of the Company; or any entity making the job offer at the request of the Company (such as a joint venture of which the Company or an affiliate is a member).

“Termination For Good Reason” means a resignation of employment by the Covered Employee by a written Notice of Termination for Good Reason given to the General Counsel of Dynegy Inc. within ninety (90) days after the occurrence of the Good Reason event, unless such circumstances are substantially corrected prior to the date of termination specified in the Notice of Termination for Good Reason.

“Vice President of Human Resources” means the individual who, at the time in question, holds a title of Vice President or above and is the highest ranking officer in the Human Resources Department of Dynegy Inc.

III.	ELIGIBILITY

A.	Eligibility for Participation

A Covered Employee shall be eligible to participate in the Executive Plan if his or her employment is terminated for one of the following reasons (determined by the Plan Administrator in its sole discretion):

(1) a reduction in force;

(2) a position elimination;

(3) an office closing; or

(4) an Involuntary Termination.

If a Covered Employee is given advance notice of his or her termination, that Covered Employee must remain in employment until the Company’s designated termination date in order to receive severance benefits under this Executive Plan. The Company has the right to cancel or reschedule a Covered Employee’s previously scheduled termination before the termination date. A Covered Employee will not be eligible for severance benefits under this Executive Plan if a previously scheduled termination is canceled.

B.	Ineligibility for Participation

A Covered Employee is ineligible to participate in the Executive Plan in the event that the Covered Employee’s employment is terminated for a reason other than those enumerated in Subsection A above, including, but not limited to, the following:

•	voluntary resignation for any reason, except a Termination For Good Reason;

•	termination due to performance, failure to report for work, failure to return from leave within applicable Company policy or legal time frames, or other similar event;

•	termination due to Cause;

•

merger, acquisition, sale, transfer, outsourcing, reorganization or restructuring of all or part of the Company or any affiliate or division thereof where either: (1) the Covered Employee is offered another position within the Company that provides a Base Salary at least equal to or greater than the Base Salary the Covered Employee was receiving on the date of termination;[1] or (2) the Covered Employee is offered any position with a Successor Company, including an outside contractor, whether affiliated or unaffiliated with the Company and whether or not the Successor Company adopts the Executive Plan, and the offer provides a Base Salary at least equal to or greater than the Base Salary the Covered Employee was receiving on the date of termination; or

•	termination as a result of the death or Disability of the Covered Employee.

IV.	SEVERANCE BENEFITS

If a Covered Employee’s employment is terminated as a result of an event which makes him or her eligible to participate in the Executive Plan, the Covered Employee will receive written notice of his or her termination from Human Resources. Such notice will describe the Covered Employee’s potential eligibility to participate in the Executive Plan and the benefits available under it. In order to receive severance benefits under the Executive Plan, the Covered Employee must execute an Agreement and Release (the “Release”) in the form provided by the Company acknowledging his or her agreement to the terms and conditions of this Executive Plan, the receipt of the severance payment and other benefits and releasing the Company and other persons and entities designated by the Company from any liability arising from his or her

[1]	Such an offer includes any position with the Company whether or not such position would require a transfer to a different work location as long as the Company’s standard relocation package is offered in connection with such transfer.

employment or termination. The Release shall be furnished to the Covered Employee as soon as practical after the date on which the Company or the Covered Employee receives the notice of termination, but in no event later than the latest date that will insure that the applicable revocation period for the Release will expire not later than March 1 of the year following the year in which the Covered Employee’s employment is terminated.

Each of the payments of severance, continued medical and outplacement benefits stated below are designated as separate payments for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4)(i)(F), the exemption for involuntary terminations under separation pay plans under Treasury Regulation Section 1.409A-1(b)(9)(iii), the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B) and the exemption for in-kind benefits under Treasury Regulation Section 1.409A-1(b)(9)(v)(C). As a result, (A) payments that are made on or before the 15th day of the third month of the calendar year following the applicable year of termination, and (B) any additional payments that are made on or before the last day of the second calendar year following the year of the Covered Employee’s termination and do not exceed the lesser of two times the Covered Employee’s Base Salary in the year prior to his or her termination or two times the limit under Code Section 401(a)(17) then in effect, are exempt from the requirements of Code Section 409A.

Notwithstanding any provision in the Executive Plan to the contrary, severance benefits, in excess of those described in the preceding paragraph or that are otherwise subject to the six (6)-month payment delay requirements of Code Section 409A, to a Specified Employee shall not commence until at least six (6) months after the date the Specified Employee terminates employment. Whether a Covered Employee is a Specified Employee shall be determined annually by the Plan Administrator, as of each Specified Employee Identification Date. Any Covered Employee so identified, shall be a Specified Employee for the entire twelve (12)-month period beginning on the following Specified Employee Effective Date. To the extent the payments to be made during the first six (6)-month period following a Specified Employee’s termination of employment exceed such exempt amounts described in the preceding paragraph or are otherwise subject to the six (6)-month payment delay requirements of Code Section 409A, those payments shall be withheld and the amount of the payments withheld will be paid in a lump sum, without interest, during the seventh month after termination.

A.	Amount of Severance Pay

The amount of severance pay a Covered Employee receives under this Executive Plan will be based on the Covered Employee’s position and service credit at the time of the termination of employment. Under the Executive Plan, an eligible Covered Employee will receive one (1) Month of Base Pay for each full, completed year of continuous service with the Company and a pro-rated amount for each partial year of continuous service, subject to certain minimum and maximum payment requirements. If, at the time a Covered Employee becomes eligible to receive severance benefits under this Executive Plan, his or her title is “Managing Director” or “Vice President,” the Covered Employee will be eligible to receive a minimum of six (6) Months of Base Pay as severance pay. If, at the time a Covered Employee becomes eligible to receive severance benefits under this Executive Plan, his or her title is “Senior Vice President,” the Covered Employee will be eligible to receive a minimum of nine (9) Months of Base Pay as severance pay. If, at the time a Covered Employee becomes eligible to receive severance benefits under this Executive Plan, his or her title is “Executive Vice President,” the

Covered Employee will be eligible to receive twelve (12) Months of Base Pay as severance pay. If, at the time a Covered Employee becomes eligible to receive severance benefits under this Executive Plan, his or her title is Dynegy Inc.’s “Chief Executive Officer” or “Chief Operating Officer” (or other comparable position as designated by the Compensation Committee), the Covered Employee will be eligible to receive twenty-four (24) Months of Base Pay as severance pay. The maximum amount of severance pay available to any Covered Employee, except for a Covered Employee with the title of Dynegy Inc.’s “Chief Executive Officer” or “Chief Operating Officer” (or other comparable position as designated by the Compensation Committee), under this Executive Plan is twelve (12) Months of Base Pay. The Plan Administrator shall determine a Covered Employee’s Months of Base Pay, and the Covered Employee’s full and partial years of continuous service, in its sole discretion. The benefits payable under this Executive Plan shall be inclusive of and offset by any other severance or termination payment made by the Company, including payments provided by Subsection D below. Severance pay will be paid to the eligible Covered Employee in a lump sum after the Covered Employee executes the Release and the expiration of any revocation period described in the Release in accordance with the terms and conditions of this Executive Plan no later than March 15th of the calendar year following the year of the Covered Employee’s termination. All severance pay benefits will be subject to withholding for applicable employment and income taxes. The Covered Employee is responsible for informing the Plan Administrator of any change in the Covered Employee’s mailing address by written letter delivered to the Vice President of Human Resources until the Covered Employee’s severance benefits have been paid in full.

In the event that a Covered Employee dies after the termination of his or her employment and before having received the full amount of the severance benefits for which he or she was qualified, benefits provided by this Executive Plan will be paid to the legal representative of the Covered Employee’s estate unless the Covered Employee notifies the Plan Administrator in writing that he or she specifically designates a different beneficiary. Benefits will be paid as soon as practicable after receipt of notice of proof of such death; provided, however, that if the Covered Employee had not signed the Release prior to his or her death, then a condition to the receipt of benefits will be the execution of the Release by the executor or other authorized representative of the Covered Employee’s estate.

The amount of severance pay received under this Executive Plan shall be reduced by any amounts the Covered Employee owes to the Company at the time the severance pay is paid; provided, however, to the extent the amount of severance pay is not exempt from Code Section 409A as provided herein, then amounts may only be offset for such non-exempt severance pay where the amount does not exceed $5,000 in any Plan Year, the debt is incurred in the ordinary course of the Covered Employee’s employment relationship, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Covered Employee. The determination of what amounts are owed by the Covered Employee will be made in the sole discretion of the Plan Administrator. Any such offset to the severance amount for which the Covered Employee is eligible will be made in conformance with applicable state law that is not otherwise preempted by ERISA.

B.	Continuation of Medical Coverage

During his or her Severance Period, the Company shall permit the Covered Employee, at his or her election, to continue to participate in the Company’s group health care plan that provides medical and dental coverage that the Covered Employee was participating in immediately prior to such termination of employment; provided, however, that (a) the Covered Employee must continue to pay the premiums for such coverage based on the premiums paid by active employees of the Company for similar coverage, (b) to the extent the Covered Employee’s participation in the Company’s group health care plan during his or her Severance Period exceeds his or her COBRA continuation coverage period, the Covered Employee will be required to pay the then current COBRA premium for his or her elected coverage and will receive a reimbursement amount from the Company, as taxable income, equal to the difference between the required COBRA premium paid by the Covered Employee and the then current premium that would be paid by an active employee for the Covered Employee’s elected coverage, for each month of such participation following the expiration of such COBRA continuation coverage period, (c) the availability and terms of such coverage, and the required premium payments, shall adjust as such availability, terms and premiums are adjusted for active employees, and (d) such coverage shall immediately end upon the Covered Employee’s obtaining new employment and eligibility for similar coverage (and the Covered Employee is obligated hereunder to promptly report such eligibility to the Company). A Covered Employee’s election of this extended coverage shall not adversely affect in any way his or her right to health care continuation coverage as required under Part 6 of Title I of ERISA except that the period of such health care continuation coverage under the Company’s group health care plan shall be reduced by the period of the Covered Employee’s extended coverage as provided under the terms of this paragraph. In any event, any amount paid to a Covered Employee for reimbursement of any portion of group health care plan premiums, as provided in this paragraph, will be paid to the Covered Employee not later than the last day of the calendar year following the year in which the Covered Employee incurs such expense.

C.	Outplacement Assistance

During the minimum Severance Period, but in no event beyond the end of the second calendar year following the calendar year in which the eligible employee terminated employment, the Company shall provide the eligible Covered Employee with outplacement assistance benefits in such amount and in such form as determined by the Plan Administrator in its sole discretion. The Company will pay such outplacement assistance benefits directly to an outplacement assistance provider mutually agreed upon by the eligible Covered Employee and the Plan Administrator. The value of such outplacement services will not be paid to the eligible Covered Employee. The Company may, in its sole discretion, provide outplacement assistance benefits to an eligible Covered Employee prior to the eligible Covered Employee’s execution of the Release or the expiration of any revocation period described in the Release. If an eligible Covered Employee is provided such outplacement assistance benefits prior to execution of the Release or the expiration of any such revocation period, then, after execution of the Release and the expiration of such revocation period, the eligible Covered Employee will not be entitled to outplacement assistance benefits in excess of those that the Plan Administrator had determined would be provided to the eligible Covered Employee. If an eligible Covered Employee fails to execute the Release within the specified period or revokes the Release before the revocation period expires, any outplacement assistance benefits will cease.

D.	Integration with Plant Closing Law and/or the WARN Act

To the extent that any federal, state or local law, including, without limitation, so-called “plant closing” laws, requires the Company to give advance notice or make payment of any kind to a Covered Employee because of that Covered Employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason, the benefits provided under this Executive Plan shall either be reduced or eliminated. The benefits provided under this Executive Plan are intended to satisfy any and all statutory obligations that may arise out of any eligible Covered Employee’s involuntary termination for the foregoing reasons, and the Plan Administrator shall so construe and implement the terms of the Executive Plan it its sole discretion. Included in the scope of the foregoing, if an eligible Covered Employee receives notice from the Company pursuant to the Workers Adjustment and Retraining Notification (WARN) Act, and remains employed during the WARN notice period, then the severance pay and benefits for which the Covered Employee is eligible under this Executive Plan will be reduced by the pay and benefits received by the Covered Employee during the WARN notice period.

E.	Effect of Executive Plan on other Company Benefits

A Covered Employee eligible for benefits under this Executive Plan may be eligible to continue participation in certain other Company benefits and/or benefit plans. However, continuation in various Company plans is subject to the terms and conditions of the applicable plan documents or insurance contracts in effect on the date of the Covered Employee’s termination. A Covered Employee’s rights under the other plans, documents or insurance contracts are not affected by his or her decision to participate or to not participate in this Executive Plan.

F.	Effect of Executive Plan on Rehiring

Once a Covered Employee receives benefits under this Executive Plan, he or she has no right to be re-employed by the Company. If such a Covered Employee is rehired by the Company after receiving severance pay benefits, that Covered Employee will be required to return any portion of the severance payment that exceeds the Covered Employee’s normal base weekly rate of pay prior to his or her employment termination multiplied by the number of weeks and/or fractions of weeks between the Covered Employee’s termination date and the rehire date. Any required return payment under this paragraph may be paid to the Company in a lump sum or will be deducted from the Covered Employee’s pay after rehire.

If a Covered Employee’s employment ends because of a reduction in force and that Covered Employee is rehired by the Company within twelve months of his or her termination date, the Covered Employee’s years of service with the Company prior to such termination will be counted in determining his or her Personal Paid Time (“PPT”) benefits eligibility in future years. Applicable PPT time on rehire will be determined in accordance with the Company’s PPT policy.

G.	Termination Status

For purposes of severance benefits under the Executive Plan that are exempt from the provisions of Code Section 409A, an eligible Covered Employee shall terminate employment on the date he or she ceases to be categorized as an employee on the payroll system of the Company. For purposes of severance benefits under the Executive Plan that are not exempt from the provisions of Code Section 409A, an eligible Covered Employee shall terminate employment on the date he or she ceases to perform services for the Company, or such services decrease to a level that is 50 percent or less of the average level of services performed by the eligible Covered Employee over the immediately preceding 36-month period. The last day of an eligible Covered Employee’s active employment with the Company shall be considered such Covered Employee’s termination date for purposes of the Company’s employee benefit plans, unless provided otherwise pursuant to such plan. For purposes of a Covered Employee’s eligibility for continued health benefits under COBRA, the COBRA eligibility period shall run from the Covered Employee’s termination date.

H.	Compliance with Code Section 409A

Notwithstanding anything in this Executive Plan to the contrary, if any Executive Plan provision or benefits under the Executive Plan would result in the imposition of an additional tax under Code Section 409A and related Treasury Department regulations and pronouncements (“Section 409A”), that Executive Plan provision or benefit will be reformed to avoid imposition of the applicable tax and no action to comply with Section 409A shall be deemed to adversely affect the eligible Covered Employee’s right to benefits.

I.	Mitigation; Benefits under Employment Agreement

Except as provided in Subsections IV (B) and IV (F) above, a Covered Employee receiving benefits under the Executive Plan shall not be required to mitigate the amount of any payment or benefit provided for under the Executive Plan by seeking other employment or otherwise; nor shall the amount of any payment or benefit be reduced by any compensation or benefit earned by the Covered Employee as the result of employment by another employer or by retirement benefits. A Covered Employee who might otherwise be eligible to participate in the Executive Plan but is a party to an employment agreement with the Company in effect on his or her date of termination, shall be entitled to either the severance benefits provided under the Executive Plan or the benefits provided in such employment agreement, whichever provides the greater benefit on a provision-by-provision basis. The benefits available under the Executive Plan are not in addition to or intended to duplicate the benefits for which a Covered Employee might be eligible under his or her employment agreement.

J.	Non-Disclosure

A Covered Employee has access to certain information concerning the Company that is confidential and proprietary and constitutes valuable and unique property of the Company. The Covered Employee agrees that he or she will not, at any time after the Covered Employee’s employment, disclose to others, use, copy, or permit to be copied, except pursuant to the Covered Employee’s duties on behalf of the Company or its successors, assigns, or nominees, any “Confidential Information” (defined below) of the Company (whether or not developed by the Covered Employee) without the prior written consent of the Board of Directors of Dynegy Inc.

The Covered Employee understands and agrees that all “Records” (defined below) also constitute Confidential Information of the Company and that his or her obligations continue at all times after his or her employment. These records do not become any less confidential or proprietary to the Company because the Covered Employee may commit some of it to memory or because he or she may otherwise maintain it outside of the Company’s offices.

The Covered Employee agrees that he or she will never take any Company property for his or her own use or benefit. On or before the date of termination of the Covered Employee’s employment, he or she will deliver to the Company, as determined appropriate by the Company, all correspondence, memoranda, notes, Records, client lists, computer systems, programs, or other documents and all copies thereof made, composed or received by the Covered Employee, solely or jointly with others, and which are in the Covered Employee’s possession, custody, or control at such date and which are related in any manner to the past, present, or anticipated business of the Company.

“Confidential Information” includes but is not limited to, any formula, pattern, compilation, program, device, method, technique, or process, that: (1) derives independent economic value, actual or potential, from not being generally known in the public or to other persons who can obtain economic value from its disclosure or use and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. “Confidential Information” also includes any information or knowledge pertaining to the operation of the Company’s business that is (3) not generally available to the public and (4) maintained as confidential by the Company, including but not limited to the Company’s trade secrets, Records; plans; strategies, potential acquisitions; costs; prices; systems for buying, selling and/or trading natural gas, natural gas liquids, crude oil, coal, electricity, bandwidth and communications services; client lists; pricing policies; financial information; the names of and pertinent information regarding suppliers; computer programs; policy or procedure manuals; training and recruiting procedures; accounting procedures; the status and content of the Company’s contracts with its suppliers or clients; and servicing methods and techniques at any time used, developed, or investigated by the Company before or during the Covered Employee’s tenure of employment. The Covered Employee further agrees to maintain in confidence any confidential information of third parties received as a result of the Covered Employee’s employment and duties with the Company.

“Records” include, but are not limited to, original, duplicated, computerized, memorized, handwritten or any other form of information, whether contained in materials provided to the Covered Employee by the Company, or by any institution acquired by the Company, or compiled by the Covered Employee in any form or manner including information in documents or electronic devices, such as software, flow charts, graphs, spreadsheets, resource materials, video tapes, calendars, day timers, planners, rolodexes, or telephone directories maintained in personal computers, laptop computers, personal digital assistants or any other device.

These are examples of the types of information the Company considers Confidential Information. All of this information is important because, among other things, it is unknown to the Company’s competitors, thus they are unable to use it to compete with the Company. Accordingly, this information creates a competitive advantage for the Company and is economically valuable. Recognizing the irreparable nature of the injury that could be done by the Covered Employee’s breach of the requirements and agreements contained herein and that money damages would be inadequate compensation to the Company, the Covered Employee agrees that any breach of the non-disclosure requirements and agreements contained herein by the Covered Employee should be the proper subject for immediate injunctive relief, specific performance and other equitable relief to the Company. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from the Covered Employee. The Covered Employee further agrees to communicate the contents of this section to any prospective employer or associate.

K.	Non-Disparagement

Neither the Covered Employee nor the Company shall make or authorize any public statement, oral or written, disparaging the other in their respective business interests and affairs. Notwithstanding the foregoing, neither party shall be (1) required to make any statement which it or he or she believes to be false or inaccurate, or (2) restricted in connection with any litigation, arbitration or similar proceeding or with respect to a response to any subpoena or other legal process.

V.	EXECUTIVE PLAN ADMINISTRATION

The administration and operation of the Executive Plan is directed by the Plan Administrator. The Plan Administrator is the Dynegy Inc. Benefits Plans Committee that has been appointed by the Compensation Committee of the Dynegy Inc. Board of Directors (or their delegates) to oversee the operation of the Executive Plan. The Plan Administrator will have full power to administer the Executive Plan in all of its details, subject, however, to the requirements of ERISA. The Plan Administrator’s power and authority will include, but will not be limited to, the sole discretion to:

•	make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Executive Plan or as are required to comply with applicable law;

•

interpret the Executive Plan and authorize the payment of any benefits under it, its interpretation thereof to be final and conclusive regarding any employee, former employee, participant, former participant and/or beneficiary;

•	decide all questions concerning the Executive Plan and the eligibility of any individual to participate in the Executive Plan;

•

compute the amount of benefits which will be payable to any participant, former participant or beneficiary in accordance with the provisions of the Executive Plan, and to determine the person or persons to whom such benefits will be paid;

•

keep such records and submit such filings, elections, applications, returns or other documents or forms as may be required under the Code, and applicable regulations, or under state or local law and regulations;

•	appoint such agents, counsel, accountants and consultants as may be required to assist in administering the Executive Plan; and

•	by written instrument, allocate and delegate its fiduciary responsibilities in accordance with Section 405 of ERISA.

All such rules, regulations, determinations, constructions, decisions and interpretations made by the Plan Administrator will be final and binding, except as otherwise required by law. To the extent the Plan Administrator has been granted discretionary authority under the Executive Plan, the Plan Administrator’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.

VI.	CLAIM REVIEW PROCEDURE

A.	Authority to Adopt Procedures

The Plan Administrator shall have the power and authority to establish written procedures for processing claims for Executive Plan benefits and reviews of Executive Plan benefit claims which have been denied or modified. Such procedures may be amended and modified from time to time in the discretion of the Plan Administrator. The procedures as adopted and amended and modified from time to time by the Plan Administrator are hereby incorporated by reference as a part of the Executive Plan.

B.	Summary of Claims Procedures

In order to file a claim for benefits under the Executive Plan, you must submit to the Vice President of Human Resources (the “Benefits Administrator”) a written claim for Executive Plan benefits containing a description of (a) an alleged failure to receive a benefit payable under the Executive Plan or (b) an alleged discrepancy between the amount of a benefit owed and the amount of the benefit you received under the Executive Plan. In connection with the submission of a claim, you may examine the Executive Plan and any other relevant documents relating to the claim, and you may submit written comments relating to such claim to the Benefits Administrator. If you need additional information regarding your claim for benefits, then you can submit a written request to the Benefits Administrator for such information. Failure to furnish a written claim description or to otherwise comply with the claim submission procedure will invalidate your claim unless the Benefits Administrator determines that it was not reasonably possible to comply with such procedure.

Upon the filing of a claim for benefits, the Benefits Administrator will determine if the request is clear, and if so, will proceed with the processing of the claim. If the Benefits Administrator determines that the claim is not clear, then the claim will be referred to the Plan Administrator for review.

Within 90 days from the date a completed claim for benefits is filed (or such longer period as may be necessary due to unusual circumstances, but in any event no longer than the time period described in the next paragraph), the Plan Administrator will make a decision as to whether the claim is to be approved, modified, or denied. If the Plan Administrator approves the claim, then the Benefits Administrator will process the claim as soon as administratively practicable.

In the event of an “Adverse Benefit Determination” (which includes a denial or modification of your claim, or an invalidation for failing to follow the Executive Plan’s claim submission procedures), you will be notified in writing not later than 90 days following the date the claim was filed (or within 180 days under special circumstances, in which case you will be informed of the extension and the circumstances requiring the extension in writing prior to its commencement) of the following:

•	The specific reason or reasons for the Adverse Benefit Determination;

•	The Executive Plan provisions upon which the Adverse Benefit Determination is based;

•	Any additional material or information necessary to perfect the claim and the reasons why such material or information is necessary;

•	The Executive Plan’s claims review procedure; and

•	A description of your right to bring a civil action under ERISA with respect to the Adverse Benefit Determination.

Within 60 days following receipt of an Adverse Benefit Determination, you may submit a written request to the Plan Administrator for review of such determination. During this review process, you will have the opportunity to submit written comments and other information relating to the claim and you will have reasonable access to, and copies of, all documents and other information related to the claim free of charge. Any items you submit to the Plan Administrator will be considered without regard to whether such items were considered in the initial benefit determination.

Within 60 days following a request for review (or within 120 days under special circumstances, in which case you will receive written notice of the extension and the circumstances requiring the extension prior to its commencement), the Plan Administrator must, after providing you with a full and fair review, render its final decision in writing (or electronically). However, the review process may be delayed if you fail to provide information that is requested by the Plan Administrator. If the Plan Administrator approves the claim on review, then the Benefits Administrator will process the claim as soon as administratively practicable. In the event of an Adverse Benefit Determination on review, the Plan Administrator’s final decision will include:

•	The specific reason or reasons for the Adverse Benefit Determination;

•	The Executive Plan provisions upon which the Adverse Benefit Determination is based;

•	A statement that you are entitled to reasonable access to, and copies of, all documents and other information related to the claim free of charge; and

•	A description of your right to bring a civil action under ERISA with respect to the Adverse Benefit Determination.

You may, by submitting a written statement to the Plan Administrator, authorize an individual or entity to pursue your claim for benefits under the Executive Plan and/or your request for a review of an Adverse Benefit Determination made with respect to a claim.

Completion of the claims procedures described in this Subsection V (B) will be a condition precedent to the commencement of any legal or equitable action in connection with a claim for benefits under the Executive Plan by a claimant or by any other person claiming rights individually or through a claimant.

VII.	EXECUTIVE PLAN AMENDMENT OR TERMINATION

Dynegy Inc. reserves the right to amend, modify, supplement or terminate, in whole or in part, any or all of the provisions of the Executive Plan at any time prospectively or retroactively, for any reason, without notice or further obligation to any employee or any other person entitled to receive benefits, if any, under the Executive Plan. Dynegy Inc. also reserves the right to make any modification, supplementation or amendments to the Executive Plan that are necessary or appropriate to qualify or maintain the Executive Plan so that it satisfies the applicable provisions of the Code and ERISA. Any amendment to the Executive Plan must be signed by the Executive Vice President, Administration of Dynegy Inc., or the individual who, at the time in question, is the highest ranking officer over administration in Dynegy Inc.

Dynegy Inc. may terminate the participation in the Executive Plan of any of the entities listed on Attachment A at any time by delivering to the Plan Administrator written notification to that effect. Withdrawal by any entity listed on Attachment A or complete discontinuance of the payment of severance benefits under the Executive Plan by any entity listed on Attachment A shall constitute termination of the Executive Plan with respect to that entity. In the event any entity listed on Attachment A withdraws from participation or Dynegy Inc. terminates the Executive Plan, no employee shall be entitled to receive benefits hereunder for employment either before or after such action.

VIII.	ERISA RIGHTS

As a participant in the Executive Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). ERISA provides that all Executive Plan participants shall be entitled to:

RECEIVE INFORMATION ABOUT YOUR PLAN AND BENEFITS:

(1)	Examine without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing the Executive Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by the Executive Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

(2)	Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Executive Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

(3)	Receive a summary of the Executive Plan’s annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

PRUDENT ACTIONS BY PLAN FIDUCIARIES

In addition to creating rights for Executive Plan participants, ERISA imposes obligations upon the people who are responsible for the operation of employee benefit plans. The people who operate the Executive Plan, called “fiduciaries” of the Executive Plan, have a duty to do so prudently and in the interest of you and other Executive Plan participants and beneficiaries. No one, including your employer, your union, or any other person may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

ENFORCE YOUR RIGHTS

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Executive Plan documents or the latest annual report from the Executive Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Executive Plan’s decision or lack thereof concerning the qualified status of a domestic relations order, you may file suit in Federal court. If it should happen that Executive Plan fiduciaries misuse the Executive Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees (for example, if it finds that your claim is frivolous).

ASSISTANCE WITH YOUR QUESTIONS

If you have any questions about the Executive Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

IX.	GENERAL PROVISIONS

A.	No Rights Created or Accrued

The adoption of the Executive Plan is purely voluntary on the part of the Company and shall not be deemed to constitute a contract between the Company, any employee or other person not in the employ of the Company, or to be a consideration for, or an inducement or condition of, the employment of any employee or other person, or to give any right to be retained in the employ of the Company. Nothing in the Executive Plan shall be construed as giving to an employee of the Company a right to receive any benefit other than the benefits specifically provided under the terms of the Executive Plan. No benefits shall be deemed to accrue under the Executive Plan at any time except the time at which they become payable under the Executive Plan, and no right to a benefit under the Executive Plan shall be deemed to vest prior to an employee’s termination date. Nothing in the Executive Plan shall be construed to limit in any manner the right of the Company to discharge, demote, downgrade, transfer, relocate, or in any other manner treat or deal with any individual in its employ, without regard to the effect such treatment or dealing may have upon such individual as someone who might otherwise have become (or remained) a participant in the Executive Plan, which right is hereby reserved.

B.	The Executive Plan’s Relation to other Descriptive Matter

The Executive Plan shall contain no terms or provisions except those set forth herein, or as hereafter amended in accordance with the provisions of Section VII of this Executive Plan. If any description made in any other document is deemed to be in conflict with any provision of the Executive Plan, the provisions of the Executive Plan shall control.

C.	Non-alienation of Benefits

No benefits payable under the Executive Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge or other encumbrance, and any attempt to do so shall be void.

D.	Governing Law

The provisions of the Executive Plan shall be construed, administered and enforced according to ERISA and, to the extent not preempted, by the laws of the State of Texas.

E.	Severability

If any provision of the Executive Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the plan, and the Executive Plan shall be construed and enforced as if such illegal and invalid provisions had never been set forth in it.

F.	Effect on other Plans

This Executive Plan has no effect on the rights of any participant under any other employee benefit plan or policy sponsored by the Company (other than as replaced or superceded in Section I hereof) such as any profit-sharing, medical, dental or hospitalization, life insurance, AD&D, incentive compensation, or Personal Paid Time plan. Rights under those plans or policies are governed solely by their terms.

G.	Costs and Indemnification

All costs of administering the Executive Plan and providing plan benefits will be paid by the Company, with one exception: any expenses (other than arbitrator fees) incurred in resolving disputes with multiple claimants concerning their entitlement to the same benefit may be charged against the benefit, which will be reduced accordingly. To the extent permitted by applicable law and in addition to any other indemnities or insurance provided by the Company, the Company shall indemnify and hold harmless its (and its affiliates’) current and former officers, directors, and employees against all expenses, liabilities, and claims (including legal fees incurred to defend against liabilities and claims) arising out of their discharge or omission in good faith of their administrative and fiduciary responsibilities with respect to the Executive Plan. Expenses and liabilities arising out of willful misconduct will not be covered under this indemnity.

H.	Miscellaneous

Where the context so indicates, the singular will include the plural and vice versa. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Executive Plan. Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.

X.	IDENTIFYING DATA

The Executive Plan is a welfare benefit plan providing benefits from the general assets of the Company. Dynegy Inc. is the plan sponsor. The Plan Year is from January 1 to the following December 31 of each year. The plan sponsor has assigned plan number 554 to the Executive Plan. The Employer identification number for Dynegy Inc. is 20-5653152.

A.	Plan Sponsor

Dynegy Inc.

1000 Louisiana Street, Suite 5800

Houston, Texas 77002

(713) 507-6400

B.	Plan Administrator

Dynegy Inc. Benefit Plans Committee

c/o Executive Vice President, Administration

Dynegy Inc.

1000 Louisiana Street, Suite 5800

Houston, Texas 77002

(713) 507-6400

C.	Agent for Legal Service of Process

Dynegy Inc. Benefit Plans Committee

c/o Executive Vice President, Administration

Dynegy Inc.

1000 Louisiana Street, Suite 5800

Houston, Texas 77002

DYNEGY INC.

By:	/s/ J. Kevin Blodgett
Name:	J. Kevin Blodgett
Title:	Executive Vice President, Administration

Attachment A

Subsidiaries and Affiliates

Participating in the

Dynegy Inc. Executive Severance Pay Plan

1.	Dynegy Marketing and Trade;

2.	Calcasieu Power, LLC;

3.	Dynegy Midwest Generation, Inc.;

4.	Dynegy Northeast Generation, Inc;

5.	Dynegy Energy Services, Inc.;

6.	Dynegy Operating Company;

7.	Sithe Energies, Inc.;

8.	Sithe Energies Power Services, Inc.; and

9.	Dynegy Power Corp.